Exhibit 99.1

News Release

Corporate Communications

Media	Investors
Tom Goyda	Jim Rowe
515-213-5565	415-396-8216

Wells Fargo Announces Details of Agreements with

State Attorneys General and Federal Agencies

DES MOINES, Iowa — Feb. 9, 2012 — Wells Fargo & Co. (NYSE:WFC) announced today that the company has finalized an agreement with attorneys general from 49 states and several federal agencies regarding mortgage servicing, foreclosure and origination issues. Under the terms of the agreement, Wells Fargo has made a financial commitment covering expanded refinance, modification and other customer relief options, and will implement comprehensive servicing standards. Four other large mortgage servicers also have reached agreements with the states and federal agencies.

“Today’s agreement represents a very important step toward restoring confidence in mortgage servicing and stability in the housing market,” stated Mike Heid, president of Wells Fargo Home Mortgage. “Wells Fargo has actively participated in the discussions leading to this agreement, which builds on the significant refinance and customer relief efforts we already have undertaken.”

“Wells Fargo welcomes the establishment of servicing standards as part of this agreement,” Heid explained. “We have already made significant investments in our systems and staffing and are fully committed to implementing the standards as defined. These investments have helped us provide refinance and foreclosure prevention options for our customers.”

As part of the agreement, the participating attorneys general and federal agencies have agreed to release Wells Fargo from claims and allegations pertaining to servicing, modification and foreclosure practices, and also for certain claims related to the origination of mortgage loans.

Wells Fargo’s commitment under its agreement is $5.3 billion, which is comprised of three components:

•

Refinance Program: For qualified borrowers with little or negative equity in their home and a loan owned and serviced by Wells Fargo, an expanded first-lien refinance program estimated to provide $900 million of aggregate payment relief over the life of the refinanced loans.

•

Consumer Relief Program: For qualified borrowers with financial hardship and a loan owned and serviced by Wells Fargo, $3.4 billion in consumer relief programs, including expanded first and second mortgage modifications that broaden the use of principal reduction to help customers achieve affordability, as well as an expanded short sale program that includes waivers of deficiency balances.

•	Foreclosure Assistance Payment: $1.0 billion paid directly to the federal government and the states for their use to address the impact of foreclosure challenges as they see fit.

The expanded refinance and consumer relief programs will be available starting March 1. Customers who may qualify for a refinance under the expanded refinance program will be sent letters in the weeks following March 1, and borrowers who may qualify for the expanded modification program will be contacted through Wells Fargo’s ongoing outreach to borrowers facing payment challenges. Wells Fargo customers with questions about the expanded programs can call 800-288-3212 or get more information online at wellsfargo.com/homeassist.

Wells Fargo provided information about the anticipated financial impact of the commitments under the agreement. As of December 31, 2011, the company had fully accrued for the Foreclosure Assistance Payment. Similarly, as of December 31, 2011, the expected impact of the Consumer Relief Program was covered in our allowance for credit losses and in the non-accretable difference relating to our purchased credit-impaired residential mortgage portfolio. The Refinance Program will not result in any current-period charge as the impact of this program will be recognized over a period of years in the form of lower interest income as qualified borrowers benefit from reduced interest rates on loans refinanced under the program.

Wells Fargo’s ongoing efforts to assist customers have produced significant results. Between January 2009 and December 2011, the company refinanced more than 3.3 million borrowers and provided trial or completed modifications for more than 728,000 customers. The modifications Wells Fargo has made included up-front forgiveness of $4.1 billion in mortgage principal and an additional $0.8 billion in forgiven principal that borrowers can earn by keeping up with their payments over the next three years.

Among the changes it already has made in line with the servicing standards, Wells Fargo has adopted a Single Point of Contact service model for customers who are pursuing a loan modification or working with us to sell their home and avoid foreclosure. In addition, the company has implemented a number of quality assurance, vendor management, and reporting and measurement changes.

“Wells Fargo’s adherence to responsible lending and servicing principles has resulted in delinquency and foreclosure rates below industry averages,” Heid noted. “That approach and our dedication to continuing improvement reflect our strong commitment to doing our part to support a recovery in the housing economy.”

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about the expected impact on our financial results and condition of our commitments under the agreement, including the Consumer Relief Program and the Refinance Program. Forward-looking statements speak only as of the date made, and we do not undertake to update them. The actual impact of the agreement on our financial results and condition may vary materially from the expectations described in this news release due to a number of factors, including those described in our reports filed with the Securities and Exchange Commission and available at www.sec.gov.

About Wells Fargo

Wells Fargo Home Mortgage is the nation’s leading mortgage lender and services one of every six mortgage loans in the nation. A division of Wells Fargo Bank, N.A., it has a national presence in mortgage stores and banking stores, and also serves the home financing needs of customers nationwide through its call centers, Internet presence and third-party production channels.

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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